Exhibit  99.7

        WORLDWIDE WIRELESS FILES MOTION TO AMEND PLAN OF REORGANIZATION

ORANGE, CA - FRIDAY, DECEMBER 12, 2003 - Worldwide Wireless Networks Inc. (OTC
BB: WWWN), provides an update on the progress of the Chapter 11 Bankruptcy filing.

As previously announced, WWWN filed for Chapter 11 Bankruptcy on September 11, 2002. The case number is SA 02-17020 JB. The filing occurred with the U.S. Bankruptcy Court located at 411 West Fourth St., Santa Ana, California 92701-8000.

On November 20, 2003, WWWN in conjunction with the creditor's committee filed a Plan of Reorganization with the U.S. Bankruptcy Court. The Plan contemplates a merger of ECHEX International, Inc. into WWWN, with WWWN's creditors receiving approximately 4.74% of the shares in the combined company at the time of the merger. WWWN shareholders of record at the time of the merger will receive no distribution under the Plan, and will retain less than one-tenth of one percent of the stock of the Company on a fully diluted basis following the merger and the reverse stock split described below. A hearing will be held on December 24, 2003 to obtain court confirmation of the Plan.

Today the creditor's committee in conjunction with WWWN filed a Motion to Amend the Plan of Reorganization.

The proposed change to the Plan of Reorganization will allocate shares in ECHEX to certain current shareholders of Worldwide Wireless Networks in the following manner. The shares of the currently issued and outstanding stock of WWWN will be reverse split in the ratio of ONE new share for every FIVE THOUSAND current shares. Shareholders who hold 5,000 or more shares in any discrete amount will receive one new share of common stock in ECHEX for each 5,000 original shares of common stock in WWWN. All resulting post split fractional shares will be rounded down to the whole integer and NO cash consideration in lieu of the issuance of any fractional new share of common stock will be paid. No fractional shares will be issued or allowed to be combined or aggregated. Stockholders who hold fewer than 5,000 shares in any discrete account will receive nothing as the reverse will result in their fractional share being rounded down to zero and as a result will no longer be stockholders of the Company with respect to such shares. Any shares not surrendered within 30 days of the effective date of the plan will be extinguished and have no standing or redemption rights.

About Worldwide Wireless Networks
Worldwide Wireless Networks was a data-centric wireless communications company headquartered in Orange, California. The Company specialized in high-speed, broadband Internet access using an owned wireless network.

The statements made in this release, which are not historical facts, contain certain forward-looking statements concerning potential developments affecting the business, prospects, financial condition and other aspects of the company to which this release pertains. The actual results of the specific items described in this release, and the company's operations generally, may differ materially from what is projected in such forward-looking statements. Although such statements are based upon the best judgments of management of the company as of the date of this release, significant deviations in magnitude, timing and other factors may result from business risks and uncertainties including, without limitation, the company's dependence on third parties, market conditions, technical factors, the availability of outside capital and receipt of revenues, and other factors, many of which are beyond the control of the company. The company disclaims any obligation to update information contained in any forward-looking statement.

CONTACT: FOR FURTHER INFORMATION CONTACT JERRY COLLAZO AT JCOLLAZO@WWWN.COM


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